Exhibit 10.47

                             NETWORK CONTRACTING AND
                          MANAGEMENT SERVICES AGREEMENT


         THIS NETWORK CONTRACTING AND MANAGEMENT SERVICES AGREEMENT (the "Agreement") is made and entered into as of November 1, 1996 ("Effective Date") by and between DOCTORS HEALTH SYSTEM, INC., a Maryland corporation ("DHS") and MEDTRUST MEDICAL GROUP, INC., a Virginia nonstock corporation ("Medtrust").

                                   WITNESSETH

         WHEREAS, Medtrust is a non-stock corporation whose members consist of primary and specialty care physicians licensed to practice medicine in the Commonwealth of Virginia and which was formed for the purpose of engaging in group purchasing, cost sharing and the joint marketing of medical services in the Northern Virginia marketplace.

         WHEREAS, DHS was formed for the purpose of developing and consolidating groups of internists, pediatricians and family practitioners ("PCPs"), specialist physicians, hospitals and other health care providers into comprehensive managed health care delivery systems.

         WHEREAS, Medtrust and DHS have entered into formal negotiations in contemplation of a combination of their respective entities (the "Transaction") and have executed and delivered a Plan and Agreement of Merger of even date herewith (the "Plan and Agreement of Merger");

         WHEREAS, between the date hereof and the date of consummation or abandonment of the Transaction, Medtrust desires to arrange for the provision of various management, administrative and support services by DHS;

         WHEREAS, DHS has the resources to provide or arrange for the provision of certain of the management services required by Medtrust and Medtrust desires to enter into an agreement with DHS whereby DHS will provide such services;

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows.

                                   DEFINITIONS

         As used in this Agreement, each of the following terms shall have the meaning set forth below:

         "Agreement". This Agreement, and the schedules and exhibits hereto as the same may be amended from time to time.

         "Benefit Plan". Any health benefit plan or plans in which DHS participates and which is designed or administered by a Payor or DHS under which Medtrust provides Covered Services through its Participating Physicians. Copies of all Benefit Plans will be kept on file at the offices of DHS and Medtrust and shall be made available upon request to any Participating Physician. DHS provides each Participating Physician an explanation of the terms and conditions of each Benefit Plan.

         "Care Management". A comprehensive program developed and administered by DHS to facilitate the delivery of the highest quality, most appropriate care in a cost effective manner. The components of Care Management include Referral Management Utilization Management and Case Management.

         "Case Management". A program developed and administered by DHS that provides Physicians with the skills of registered nurses and licensed clinical social workers (collectively a "Case Manager") necessary to assist in the coordination of the care and services required by Members with catastrophic and/or chronic illnesses or injuries. Through this program the Case Manager works in conjunction with the Physician, Member and Member's family to identify health care needs, develop a plan of care, establish realistic treatment goals, coordinate and monitor necessary resources and evaluate treatment progress.

         "Covered Services". Those services that Medtrust agrees on behalf of the Participating Physicians to render, provide or arrange to or for Members under any Services Agreement, and that are approved by the Payor and DHS and payable under the terms of a Benefit Plan.

         "Data Management". A service developed and administered by DHS that coordinates the receipt and maintenance of payor eligibility and health benefit plan information and coordinates and integrates a variety of data necessary to yield reports reflecting the utilization, cost and quality performance of the provider network.

         "Medically Necessary". The provision of medical services by a Physician or other provider of health care which is: (i) consistent with the symptoms, diagnosis, and treatment of illness, disease, or medical problems; (ii) commonly and customarily recognized in the Physician's profession as appropriate in the treatment of a diagnosed illness or injury; (iii) not primarily for the convenience of the Member or the Physician; and (iv) the most appropriate level of service that can safely be provided. Those services which constitute medically necessary services may be specifically defined in the Services Agreement, in which case the provisions of such contract shall control and supersede the definition of medically necessary services contained herein.

         "Member". An enrolled person (including subscribers and eligible dependents) entitled to benefits under any Benefit Plan from a Payor contracting under a Services Agreement with DHS for the provision of health care and who is entitled to receive care from a Participating PCP.

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         "Outcomes Measurement".  The outcomes measurement program provided by
DHS for outcomes measurement activities, or a similar program developed, established and administered by a Payor.

         "Patient Services". A program developed and administered by DHS that provides Members with access to specially trained nurses who answer questions regarding access to services, treatment alternatives and self care options.

         "Payor". Any insurer, health maintenance organization, preferred provider organization, self-insured employer, labor union or other organization or entity that arranges for the delivery of health care services to Members under a Benefit Plan. If and to the extent that DHS is or becomes legally entitled and otherwise qualified to arrange for the delivery of health care services directly to Members under a Benefit Plan, then DHS (or an affiliate established by DHS for such purpose) shall be deemed a Payor for purposes hereof.

         "Participating Physicians". The PCPs and specialty care physicians licensed to practice medicine in the Commonwealth of Virginia who have entered into a Physician Participation Agreement with Medtrust, DHS, or a DHS affiliate.

         "Physician Participation Agreements". Those agreements by and between Medtrust and the Participating Physicians under which the Participating Physicians agree to provide Covered Services to Members under Service Agreements.

         "PCP". Any primary care physician, to include internal medicine, family practice, or pediatrician, as defined by Medtrust and DHS.

         "Professional Services". The professional services which are Covered Services provided or supervised by a licensed physician and rendered directly to a Member, including diagnosis, therapy, surgery and consultation, as defined by the Services Agreement. Those services which constitute Covered Services for a given Payor contract may be specifically set forth in the Services Agreement between Medtrust and a Payor, in which case the provisions of such Services Agreement shall control and supersede this definition of Professional Services.

         "Provider". Any physician, group medical practice, hospital, ambulatory surgical center, ancillary service or other health care provider which is a Participating provider of a Payor with which Medtrust contracts.

         "Referral Management". A process developed and administered by DHS that provides for the maintenance of referral directories; authorization of referrals; clinical review of referrals for appropriateness and tracking and reporting of referral patterns.

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

         "Services Agreement". Those agreements between DHS and a Payor under which Medtrust Physicians agree to provide Covered Services to Members covered by a Benefit Plan in accordance with the terms of this Agreement and the Services Agreement.

         "Specialist Physician".  Any physician who is not a PCP.

         "Third Party Administration". A function performed by DHS for Medtrust to provide for the appropriate adjudication of claims, coordination of benefits, subrogation services and integration with the reinsurance carrier.

         "Utilization Review". A function performed by DHS for Medtrust, or the Payor or its designee, to review and approve whether the services provided by Physicians to or for Members are Covered Services and medically necessary and/or appropriate under the Benefit Plans.

         "Utilization Review Program". The utilization review program adopted by Medtrust and administered by DHS or its agents for the determination of the medical necessity of medical services provided to Members, or a similar program developed, established and administered by a Payor.

1                           RELATIONSHIP OF THE PARTIES


                      .1    Control Retained in Board.  Medtrust, through its
Board of Directors, shall at all times exercise ultimate authority and control over the policies and assets of Medtrust and shall retain the ultimate authority and responsibility regarding the powers, duties, and responsibilities vested in Medtrust by law and regulation. Except as otherwise expressly permitted in Article 2 herein, DHS shall have no authority to enter into contracts on behalf of Medtrust or to otherwise bind or make commitments for Medtrust without the prior approval of the Medtrust Board of Directors.

                      .2    Relationship of the Parties.  It is mutually
understood and agreed that Medtrust and DHS, in performing their respective duties and obligations under this agreement, are at all times acting and performing as independent contractors with respect to each other, and nothing in this Agreement is intended and nothing shall be construed to create an
employer/employee,   partnership  or  joint  venture relationship,  or to allow
DHS to exercise control or direction over the manner or method by which the Participating Physicians perform Covered Services or other professional health care services. DHS shall be the agent of Medtrust solely for the purposes set forth in this Agreement that are related to the administration of the business and contracting activities of Medtrust relating to managed health care services and not with respect to provision of Covered Services by the Participating Physicians.

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

2                           APPOINTMENT OF DHS AS AGENT

                      .1    Engagement of DHS.

                            (a)      Medtrust hereby appoints DHS as its
exclusive and preferred provider of all Network Contracting and Management Services solely with respect to any risk based managed care contracts ("Managed Care Contracts") for the term of this Agreement. For purposes hereof, contracts shall be considered to be "risk based" if such contracts incorporate payment methodologies based upon capitation arrangements, global fee arrangements or which involve the use of substantial risk withholds. As part of this appointment Medtrust agrees that it shall not, directly or indirectly through others, enter into or solicit or otherwise negotiate or attempt to enter into, or make any substantive commitments regarding, any Managed Care Contract with any Payor unless (1) DHS has informed Medtrust in writing that it does not desire to negotiate a Managed Care Contract with such Payor; (2) the negotiations and/or agreement involves only a Fee for service contract opportunity; or (3) DHS has been unable to secure a Managed Care Contract with such Payor as contemplated by Section 2.1(c). Medtrust acknowledges that DHS may assign any or all of its obligations under this Agreement to a DHS Affiliate without obtaining the consent of Medtrust.

                            (b)      Medtrust shall promptly inform DHS of any
unsolicited proposal it receives or obtains knowledge of to provide Professional Services for any Payor under a Managed Care Contract (each a "contracting opportunity"). DHS shall have thirty (30) days following actual receipt of written notice from Medtrust of a contracting opportunity in which to decide whether to pursue a Managed Care Contract with the Payor. If DHS chooses not to pursue a Managed Care Contract with the Payor, it shall so inform Medtrust and Medtrust shall be free to pursue a contract directly with such Payor, but not through another entity or intermediary the business of which may be competitive with the business of DHS.

                            (c)      If DHS determines it is unable to secure a
Managed Care Contract with a Payor, Medtrust shall be free to pursue a contract with such Payor for the contract year in question, after having obtained DHS' written consent, which consent shall not be unreasonably withheld or delayed.

                            (d)      The right granted Medtrust to pursue a
separate contract with a Payor under (b) or (c) above is specific to such Payor, and shall not include the right to contract through or as a contractor with some other entity other than the Payor or an Affiliate of the Payor. If Medtrust contracts with a Payor under this section 2.1, DHS shall with respect to such Payor have no further duties under this Agreement for the current term of such contract.

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

3                           NETWORK MANAGEMENT SERVICES

                      .1    General Responsibilities and Services.  During the
term hereof, DHS shall perform all management  services  described in this
Article 3 that are reasonably necessary for the operations of Medtrust and the implementation of Medtrust's policies, as established by Medtrust's Board of Directors and as approved by DHS, which approval will not be unreasonably denied, withheld, or delayed. Such services shall be performed in accordance with applicable law, accepted standards in the industry and the commercially reasonable exercise of DHS' judgment.

                      .2    Specific Services.  DHS shall provide at its expense
those contracting, management, administrative and support services as are reasonably necessary for Medtrust's ongoing operations, including quality
assurance,  utilization  management and review,  finance,   management,
information systems, claims administration, Provider credentialling, and other necessary services. In furtherance of this, DHS and Medtrust shall cooperate to:

                            (a)      Improve and continue to administer
Medtrust's quality assurance program that determines clinical effectiveness, patient satisfaction, patient compliance, accessibility and availability of services, efficiency and appropriateness of services, and continuity of care.

                            (b)      Improve and continue to administer
Medtrust's utilization management and review program that provides prospective, concurrent and retrospective review of services rendered by Medtrust.

                            (c)      Improve and continue to administer
accounting procedures and controls for the efficient administration of Medtrust's participation in Service Agreements, including, but not limited to, auditing, budgeting, cash management, and systems for the preparation of appropriate financial reports related to the Medtrust's ongoing operations.

                            (d)      Collect all accounts due and moneys owed to
Medtrust or its Participating Physicians under Service Agreements (with the exception of co-payments and deductibles, which shall be accounted for on a contract by contract basis, but which are normally to be collected and managed by Medtrust or the Participating Physicians) for Medtrust's services.

                            (e)      Continue to maintain bank accounts in the
name of Medtrust; deposit in such bank accounts all moneys received from Medtrust's participation in the Service Agreements and make such disbursements from such accounts on behalf of Medtrust or its Participating Physicians in such amounts and at such times as the same are reasonably required for the operation of the business or as directed by Medtrust's Board of Directors. DHS will keep Medtrust's funds separate from its other moneys at all times.

                            (f)      Design, implement and administer such
systems and procedures as may be necessary for the appropriate adjudication and timely payment of all claims.

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

                            (g)      Develop, maintain, and conduct a
coordination of benefits and a subrogation program where applicable. DHS shall not have the responsibility of collecting or distributing subrogation revenue on behalf of Providers.

                            (h)      Provide access to the appropriate parts of
the DHS information system, including necessary hardware and software as are appropriate to enable the Participating Physicians to provide services to Members under the Service Agreements ("DHS Information System"). After the Term of this Agreement, the Participating Physicians shall return to DHS the DHS Information System. Continued use of the hardware and software after the Term of the Agreement shall be determined on a case by case basis at a rate to be mutually agreed upon.

                            (i)      Assist Medtrust in complying with DHS
credentialling standards and protocols which are designed to permit inclusion and verify the professional credentials of Participating Physicians in Service Agreements; provided, however, that Medtrust shall interview and make the ultimate decision as to the suitability and compliance with credentialling and recredentialling standards of any new physician to become associated with Medtrust and Medtrust will be responsible for implementing the appropriate credentialling standards and admitting or denying admittance to Medtrust. In the event that a Payor precludes a Participating Physician from participating in a Service Agreement, DHS shall notify the Participating Physician, in writing, within 30 days of learning of such an action, and may assist Participating Physician, if requested, in seeking to overturn such an action.

                            (j)      Develop marketing materials designed to
promote the quality image of Medtrust in the Northern Virginia marketplace and solicit contracting opportunities with Payors within the bounds of applicable legal requirements and subject to such further restriction as may be imposed by the Board of Directors of Medtrust.

                            (k)      Provide detailed monthly financial and
operational reports concerning the operations of Medtrust to the Medtrust Board of Directors.

                      .3    Personnel.  DHS shall be responsible for selecting,
training, supervising and terminating such personnel as DHS deems reasonably necessary and appropriate for DHS' performance of its duties and obligations under this Agreement. In the event that Medtrust has any problems with such personnel DHS shall cooperate with Medtrust to replace such personnel upon request by Medtrust. DHS shall have the sole responsibility for determining the salaries and fringe benefits of all such non medical management and administrative personnel, for paying such salaries and providing such fringe benefits, and for withholding, as required by law, any sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law or governmental requirement. Notwithstanding the foregoing, during the Term hereof, DHS shall employ at their current salary (which annual salaries are currently $35,000 and $40,000 respectively) and shall either provide or reimburse Medtrust for the provision of fringe

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

benefits comparable to their current fringe benefits, Lilly Callahan and Karynsue Frank (the "Medtrust Employees"), who shall continue to perform their current job responsibilities at the current Medtrust offices. In the event this Agreement is terminated for reasons other than the occurrence of closing under the Plan and Agreement of Merger, DHS shall terminate the Medtrust Employees and permit them to be immediately rehired by Medtrust. The Northern Virginia recruiters, including without limitation Lilly Callahan and Karynsue Frank, shall report to and be subject to the supervision of DHS's Director of Business Development and Recruiting.

                      .4    Accounting and Financial Records.  DHS shall
establish and administer for Medtrust reasonable accounting procedures, controls, and systems for the development, preparation and safekeeping of records and books of account relating to Medtrust's operations. Ownership of these records and books of accounts shall reside with Medtrust.

                      .5    Funding of Operations.  DHS shall pay all ongoing
operational expenses of Medtrust undertaken in the ordinary course of business during the term hereof; provided however, that Medtrust may not materially increase such expenses without the prior written approval of DHS. Any material expenditures will be reviewed and discussed with DHS in advance.

                      .6    Compliance with Applicable Laws.  DHS and Medtrust
shall each comply in all material respects with all applicable federal, state and local laws, regulations and restrictions in the conduct of its obligations under this Agreement and shall carry out its duties under this Agreement exercising normal and customary business standards.

4                            KEY EMPLOYEES OF MEDTRUST

                      .1      Norman A. Marcus, M.D.  Commencing November 15,
1996, and for the remainder of the Term hereof, DHS shall reimburse Medtrust for the base salary and corporate payroll taxes of Medtrust's Chairman of the Board of Directors and Chief Executive Officer, Norman A. Marcus, M.D., which is payable at the rate of $100,000 per annum. DHS shall reimburse Medtrust for the payment of such base salary within five (5) days of payment of the same by Medtrust to Dr. Marcus.

                      .2    A. Roger Wiederhorn, M.D.  Commencing November 15,
1996, and for the remainder of the Term hereof, DHS shall reimburse Medtrust for the base salary and corporate payroll taxes of Medtrust's President, A. Roger Wiederhorn, M.D., which is payable at the rate of $36,650 per annum. DHS shall reimburse Medtrust for the payment of such base salary within five (5) days of payment of the same by Medtrust to Dr. Wiederhorn.

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

5                    AGREEMENTS AND RESPONSIBILITIES OF MEDTRUST

                      .1    Medtrust Responsibilities.  Medtrust will retain
responsibility for any required management or administrative service not assumed by DHS under this Agreement. Such responsibilities include, but are not necessarily limited to:

                            (a)      Procure such insurance as may be required
by Medtrust to satisfy all regulatory requirements and in accordance with sound risk management standards; and to cooperate with DHS in coordinating insurance coverage to minimize insurance costs through, among other things, a common professional liability insurance policy, or a policy with the same insurer providing professional liability insurance.

                            (b)      Establish and implement procedures to
maintain regulatory compliance;

                            (c)      Actively recruit PCPs to enter into the
Exclusive Participation Agreements or to merge or integrate their practices into a medical group exclusively owned or managed by DHS as contemplated by the Plan and Agreement of Merger.

                            (d)      Perform administrative services reasonably
necessary and appropriate to develop the Medtrust network of Participating Physicians and to recruit potential physicians to contract with Medtrust. It will be and shall remain the responsibility of Medtrust to interview, select, contract with, and terminate all physicians performing Covered Services or other professional services and DHS shall have no responsibility with respect to such activities.

                            (e)      Not act in a manner which would prevent DHS
from efficiently performing its responsibilities under this Agreement in a business-like manner.

                            (f)      Coordinate all press releases, public
statements and other distributed literature, letters, notices or marketing materials with and through DHS.

                      .2    Licenses.  Medtrust shall be responsible for causing
each of Medtrust's Participating Physicians  to be  licensed  without
restriction  in the  state  in  which  the Participating   Physician  will
render the Covered Services under Services Agreements and to maintain such licensure during the term of this Agreement. Medtrust shall make a good faith effort to cause its Participating Physicians to comply with all applicable federal, state and local laws, regulations and restrictions in the conduct of its obligations under this Agreement and with all legal requirements relating to the furnishing of Covered Services and other medical services to the public and will obtain and maintain, and shall cause each of its Participating Physicians to obtain and maintain in effect all permits, licenses and governmental or board approvals which may be necessary for that purpose.

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

                      .3    Medical Practice.  Medtrust shall make a good faith
effort to cause its Participating Physicians to render medical services in a manner which seeks to provide availability, adequacy and continuity of care pursuant to Service Agreements. Each Participating Physician shall be responsible for his or her medical practice and shall maintain the
physician-patient   relationship,  both  in accordance  with the best medical
judgment and discretion of the Participating Physicians. Participating Physicians shall remain responsible for the quality of medical services provided, shall render such services in accordance with generally accepted medical practice and professional recognized standards, and shall exercise independent medical judgment and have full authority over all Covered
Services and all clinical decisions pertaining to the delivery of Covered Services, as may be described in applicable Services Agreements.

                      .4    Outcomes Measurement/Utilization Management and
Related Programs. Medtrust shall receive from DHS and adopt and monitor, with DHS, the implementation of reasonable outcomes measurement, risk and utilization management, concurrent review and case management programs appropriately modified for Northern Virginia and the surrounding areas and designed to monitor and evaluate the quality of Covered Services provided by Participating Physicians and to evaluate the professional skills of
potential   Participating   Physicians.   Through  the assistance of Medtrust,
DHS will incorporate the information derived from these categories   and
criteria   into  DHS'   ongoing   qualitative   and  economic credentialling of
its provider network.

                      .5    Access.  Medtrust shall, with reasonable notice and
during reasonable business hours, permit DHS to have access to Medtrust's books, records and reports, contracts, agreements, licenses, survey, accreditation and any and all other information reasonably requested by DHS to perform its duties under this Agreement in Northern Virginia and surrounding areas or another site in Virginia. Throughout the Term of this Agreement, DHS shall provide a non transferable sub-license to Medtrust for the use of any software or other proprietary computer programs, without payment of any royalties, which are necessary for access to and the use of data pertinent to Medtrust operations.

                      .6    Distribution Mechanism.  DHS shall, as part of its
administrative duties, be responsible for the distribution of reimbursement to and among Medtrust's Participating Physicians, including capitation payments made directly to a Participating Physician pursuant to a Service Agreement. Such capitation payments shall be made in a timely manner pursuant to allocations determined by the Board of Directors of Medtrust.

6                            OWNERSHIP OF WORK PRODUCT

                      .1 Work Product. All data, patient lists and reports ("Data") of Medtrust created or developed by DHS in performing DHS activities under this Agreement shall be and remain the property of Medtrust. DHS shall not disclose to unaffiliated third parties any confidential data, reports or other materials containing information specific to Medtrust without the prior consent of Medtrust except as otherwise required by law or regulation applicable to Medtrust or DHS.

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

                      .2    Records.  Medtrust and DHS shall maintain records
and procedures as may be required to account accurately for all Covered Services and other medical services provided pursuant to this Agreement. Such records shall be kept in accordance with applicable law, generally accepted principles and recognized standards of professional practice.

7                                    INSURANCE

                      .1    Medtrust Insurance.  Medtrust shall cause each
Participating Physician to purchase and maintain professional liability insurance including such tail or prior acts coverage as may be necessary to
avoid a gap in coverage for claims  arising from incidents   occurring  during
the  term  of  such   Participating   Physician's participation in Medtrust.
Said insurance shall: (i) be obtained from a carrier which meets such reasonable solvency and other standards as may be set from time to time by Medtrust, in consultation with DHS; (ii) provide minimum policy limits at commercially reasonable levels, which initially shall not be less than $1,000,000 per occurrence/$3,000,000 annual aggregate; and (iii) and shall include coverage for the rendering of or failure to render professional services by the Participating Physician or by any employee, agent or other person for whose acts or omissions Participating Physician is responsible. DHS will explore the feasibility of offering a global insurance policy for all or a portion of the insurance requirements if cost savings can be obtained, and will offer such insurance policy or policies when feasible.

                      .2    DHS Insurance.  DHS shall obtain and maintain at its
expense, throughout the Term of this Agreement if and as appropriate, a policy of managed health care professional liability insurance, general liability insurance, property and casualty insurance and such other kinds of insurance in such amounts, with such companies, and on such terms and conditions as are customary for similarly situated companies.

8                                  CONSIDERATION

                      .1    Transaction.  In consideration of services to be
provided by DHS and the granting of contracting authority by Medtrust to DHS under this Agreement, Medtrust has entered into the Plan and Agreement of Merger. In the event the Transaction is not consummated for any reason whatsoever, DHS shall not be entitled to any reimbursement by Medtrust and shall not be entitled to maintain any action against Medtrust for expenditures or reimbursements of salaries made by DHS in connection with this Agreement and the services required to be performed by DHS hereunder.

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9                              TERM AND TERMINATION

                      .1    Term of Agreement.  The term of this Agreement (the
"Term") shall commence on the date first set forth above, and, unless sooner terminated as set forth below, shall terminate upon the earlier of (i) the closing of the Plan and Agreement of Merger, or (ii) termination or abandonment of the Plan and Agreement of Merger.

                      .2    Bankruptcy and Insolvency.  This Agreement shall
terminate, at the option of any other party, upon the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by a party, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of insolvents by a party, except for the filing of a petition in involuntary bankruptcy against a party with the dismissal thereof within sixty (60) days thereafter.

                      .3    Failure of Performance.  If any party to this
Agreement substantially fails to perform any material duty or obligation imposed upon it by this Agreement or otherwise is in material breach of this Agreement, and such default shall continue for a period of ten (10) days after written notice thereof specifying the nature of the default has been given to it by another party hereto, (or such longer time if the failure can not be cured within such ten (10) days as long as the party in breach has initiated and is diligently pursuing a cure within the ten (10) day time period which is reasonably likely to cure the breach in a commercially reasonable time frame), the other party may terminate this Agreement upon ten (10) days prior written notice and seek such relief or pecuniary loss or damages caused by such breaching party, including, without limitation, actual damages. Failure to make payments by DHS in accordance with this Agreement is grounds for immediate termination after DHS has had ten (10) days to cure such default. For purposes of this Agreement failure of performance of any material duty or obligation shall include failure by a party to respond to communications, telephonic or written, within five (5) business days of receipt of such communication, excluding physician referral or management of patient inquiries, which shall be handled in all events in less than 48 hours unless there exist special circumstances.

                      .4    Termination by Agreement.  In the event Medtrust and
DHS shall mutually agree in writing, this Agreement may be terminated on the date specified in such written agreement.

                      .5    Procedure Upon Termination.  In the event of the
termination of this Agreement by either party for any reason, the Participating Physicians and other Providers obligations in any Service Agreement shall remain in full force and effect until the end of the term of such contract. During this period, DHS shall assist Medtrust in effecting an orderly transition of the claims administration and other functions undertaken by DHS as follows:

                            (a)      Beginning on the date of receipt of notice
of termination for any reason by either party, DHS shall, upon written request of Medtrust, immediately cooperate with Medtrust in transferring all property of Medtrust in DHS' possession, and in arranging for the delivery of information and record keeping functions to Medtrust or such entity as is selected by Medtrust to

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assume  the  duties performed  by  DHS  (the  "Designated Entity"),  so as to assist  Medtrust  in minimizing any  interruption  in its operations.
Consistent with the usual and customary industry practices, and subject to applicable vendor contracts between DHS and any third party, DHS shall, or shall cause any such third party to: (a) deliver or cause to be delivered to Medtrust or the Designated Entity, prior to the termination date, all documents, information and material of Medtrust (including electronic, microfilm and magnetic media records); and (b) cooperate with Medtrust in the transfer to Medtrust or the Designated Entity of all information and records directly relating to and necessary to perform the various functions and services undertaken by DHS under this Agreement in the operation of Medtrust, including the planning and execution of such transfer and diagnosis and correction of errors arising in the course of such transfers.

                            (b)      All records, data and other information
transferred pursuant to this Section 8.5 (the "Transferred Information") shall be furnished to the Medtrust or the Designated Entity in machine readable form or in such other format and medium designated by Medtrust, which shall be reasonable and appropriate for the nature of the specific type of Transferred Information.

                            (c)      Each party shall use its commercially
reasonable best efforts to ensure that the transfer of Transferred Information and any other property of Medtrust under this Section 8.5 shall be completed on or before the termination date; provided, however, that within the time period before such completion, DHS shall use its commercially reasonable best efforts to meet reasonable scheduling, directed by Medtrust, during normal business hours.

10                                CONFIDENTIALITY

                      .1    Confidentiality of Medtrust Proprietary Information.
During the term hereof and in the event the Plan and Agreement of Merger is abandoned or terminated, for a period of three (3) years following the termination hereof, DHS will not use or disclose to any third party any confidential or proprietary information of Medtrust without the prior written consent of Medtrust including without limitation fee schedules, marketing plans, business systems, quality assurance and utilization review data and financial information. Medtrust and DHS agree that the remedies at law for any breach of the covenant set forth herein will be inadequate and that Medtrust shall be entitled to seek injunctive relief to enforce this covenant in addition to any other remedy and damage available.

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11                               GENERAL PROVISIONS

                      .1    Contract Modifications for Prospective Legal Events.
In the event that any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel to either party in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, Medtrust and DHS shall amend this Agreement as necessary to bring it into compliance with the law. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between Medtrust and DHS.

                      .2    Assignment.  Neither DHS or Medtrust may assign its
rights and obligations under this Agreement without the prior written consent of the other party.

                      .3    Whole Agreement; Modification.  This Agreement
constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties. There are no other agreements or understandings, written or oral, between the parties regarding this Agreement other than as set forth herein. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written modifications shall be attached hereto.

                      .4    Notices.  All notices required or permitted by this
Agreement shall be in writing and shall be addressed as follows:

         If to DHS:                         Doctors Health System, Inc.
                                            10451 Mill Run Circle
                                            10th Floor
                                            Owings Mills, Maryland 21117
                                            Attn:    Paul A. Serini
                                            Executive Vice President,
                                            Strategic Planning

         With a copy to:                    Doctors Health System, Inc.
                                            10451 Mill Run Circle
                                            10th Floor
                                            Owings Mills, Maryland 21117
                                            Attn:    Thomas F. Mapp, Esq.
                                            Corporate Counsel

         If to Medtrust:                    Medtrust Medical Group, Inc.
                                            3251 Old Lee Highway, Suite 510
                                            Fairfax, VA 22030-1504
                                            Norman A. Marcus, M.D.

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         With a copy to:                    William R. Van Buren, III, Esq.
                                            Kaufman & Canoles
                                            2000 NationsBank Center
                                            Norfolk, VA 23510

or to such other address as either party shall notify in writing.

                      .5    Binding on Successors.  Subject to Section 10.2,
this Agreement shall be binding upon the parties hereto, and their respective successors and assigns. It is not the intention of Medtrust or DHS that Payors or Members or Participating Providers shall be third party beneficiaries of the obligations of either party to this Agreement, and no such Payors, Members or Participating Providers shall have the right to enforce any such obligations.

                      .6    Waiver of Provisions.  Any waiver of any terms and
conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall be construed as a waiver of any subsequent breach of the same or any other terms and conditions hereof.

                      .7    Governing Law.  The validity, interpretation and
performance of this Agreement shall be governed and construed in accordance with the laws of the State of Maryland. The parties acknowledge that DHS is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine. To the extent any act or service required of DHS in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of medicine, the performance of said act or service by DHS shall be deemed waived.

                      .8    Severability.  The provisions of this Agreement
shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

                      .9    Additional Documents.  Each of the parties hereto
agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement.

                      .10   Confidentiality.  Each party to this Agreement
agrees to hold all information about this contract and about the other party in the strictest of confidence, and not to disclose any such information to any person or entity without the consent of the other.

                      .11   Remedies Cumulative.  No remedy set forth in this
Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy

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

available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

                      .12   Events Excusing Performance.  Neither DHS nor
Medtrust shall be liable to the other for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, or other events over which one respective party has no control for so long as such events continue, and for a reasonable period of time thereafter.

                      .13   Third Party Rights.  This Agreement is not intended
to create or confer a third party beneficiary status or rights in any person not a party to this Agreement, including Members, Payors, Participating Physicians or other third parties, unless such rights are expressly set forth in this Agreement.

                      .14   Records.  To the extent required by Section 952 of
the Medicare and Medicaid Amendments of 1980, Medtrust shall, on behalf of itself and its Participating Physicians,:

                            (a)      until the expiration of four (4) years
after the furnishing of services under this Agreement, make available, upon written request, to the Secretary of Health and Human Services (the
"Secretary") or the Comptroller General of the United States, or to any of their duly authorized representatives, the Agreement and such of its books, documents and records as are necessary to certify the nature and extent of costs under the Agreement; and

                            (b)      if Medtrust enters into a subcontract with
a related organization, as defined in federal law and regulations, under which any of Medtrust's duties under the Agreement are to be performed by such related organization, which contract has a value or cost of $10,000 or more over a twelve-month period, include in such subcontract a clause requiring the related organization to make available, upon written request to the Secretary or Comptroller General, or any of their duly authorized
representatives,   the   subcontract,   and  any  of  the   related
organization's books, documents and records as are necessary to verify the nature and extent of such costs.

                      .15 Enforcement Costs. In the event any action is instituted to enforce the rights of any party under this Agreement, the prevailing party shall be entitled to recover its costs of enforcement, including reasonable attorneys' fees.

         IN WITNESS WHEREOF, this Agreement is entered into and executed as of the date first written above.

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

                                       MEDTRUST MEDICAL GROUP, INC.


                                       By:_____________________________

                                       Title:__________________________



                                       DOCTORS HEALTH SYSTEM, INC:


                                       By:_____________________________
                                           Stewart B. Gold, President

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